       1                                                    Exhibit B-2

JOINT EVALUATION AND COST SHARING AGREEMENT

	This Joint Evaluation and Cost Sharing Agreement (this "Agreement"), dated November 28, 1995, is by and between PANHANDLE INTERNATIONAL DEVELOPMENT CORPORATION, a Delaware corporation ("PIDC"), SONAT AMERICAS INC., a Delaware corporation ("Sonat"), El Paso Energy Development Company, a Delaware company ("EPED"), and CNG Energy Services Corporation ("CNG"), a Delaware corporation (individually a "Party" and collectively the "Parties").

RECITALS

	The Bolivian government is soliciting proposals for the capitalization of a Bolivian company to which certain transportation assets and liabilities of Yacimientos Petroliferos Fiscales Bolivianos will be transferred (the "Bolivia Project").

	The Parties desire to set forth herein their agreement to jointly evaluate the transportation assets and liabilities involved in the Bolivia Project and, subject to the terms hereof, jointly submit one or more proposals with respect to the Bolivia Project.

AGREEMENTS

	NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

	1.	Certain Defined Terms.  (a) As used herein, the term "Evaluation
Activities" shall mean such activities as may be reasonably necessary to evaluate the transportation assets and liabilities constituting a part of the Bolivia Project and determine the potential viability of bidding on the Bolivia Project, including, without limitation, the following activities:
qualification of existing pipeline assets; market evaluation; economic analysis of the Brazil to Bolivia pipeline project; evaluation of supply; service design and pricing; new pipeline system design and routing; bid quality estimates for design construction and operating costs; identification of permits and other approvals; preparation of certain documents; environmental requirements;
public, industry and governmental relations; development of government and regulatory issues and related strategies; financial planning; and such activities as may be necessary to (i) develop a common set of assumptions and projects for any proposals to be submitted by the Parties with respect to the Bolivia Project, (ii) to determine the most desirable legal and financial structure for any such proposals and (iii) prepare, document and submit any proposals to be submitted by the Parties in connection with the Bolivia Project and coordinate the activities of the Parties in connection therewith.

	(b)	As used herein the term "Affiliate" shall mean, with respect to a
Party, any other entity directly or indirectly controlling, controlled by or under common control with such Party.

	(2)	Performance of Evaluation Activities.  Subject to the terms of this
Agreement, PIDC agrees to perform or cause to be performed, and to coordinate, all Evaluation Activities for the joint benefit of PIDC, Sonat, EPED and CNG.
To the extent deemed necessary by PIDC and provided that such costs are included in the Budget (as defined below) or otherwise approved by the Project

Committee in writing, PIDC may retain third parties, any Party and its Affiliates, or utilize its Affiliates for the performance of the Evaluation Activities.

	3.	Joint Submission of Proposals.  Subject to the terms and conditions of this Agreement, the Parties agree to jointly submit one or more proposals with respect to the Bolivia Project in accordance in all material respects with the terms of the requests for proposals distributed by the Bolivian government and any other applicable bidding rules or procedures if the Parties agree unanimously in writing to the terms and conditions of any such proposals.  In connection with any such proposals to be submitted by the Parties, the Parties shall agree that any such proposals must be based upon a common set of assumptions and projections for the Bolivia Project and the most desirable legal and financial structure for the investment contemplated by any such proposals.

	4.	Cost Sharing; Budget, Cash Calls, Record and Inspection Rights.

	(a)	Provided that such costs and expenses are contemplated by the
Budget or otherwise approved by the Project Committee in writing, all costs and expenses (other than general and administrative costs and expenses) incurred from August 12, 1995 forward with respect to the Evaluation Activities shall be shared equally by PIDC, Sonat, EPED and CNG.

	(b)	PIDC has prepared and submitted to Sonat, EPED and CNG for their review and approval a reasonably detailed work plan and budget, a copy of which is attached hereto as Exhibit "A" that sets forth a schedule for the performance of the Evaluation Activities and the costs and expenses anticipated to be incurred in connection therewith (such work plan and budget, as same may be amended or modified pursuant to the terms hereof, being herein referred to as the "Budget"). Upon the execution by the Parties of this Agreement, each such Party shall be deemed to have approved the Budget attached hereto and agreed to fund 25% of all costs or expenses incurred by PIDC that are included in such Budget. From time to time during the term of this Agreement, any Party may propose amendments to or modifications of the Budget, and the other Parties shall respond in writing to such requested amendments or modifications within 10 days following receipt thereof. Failure by any Party to respond in writing within such 10-day period shall be deemed to constitute approved by such Party of the proposed amendment or modification. In addition, any expenditures that are approved in writing by the Project Committee shall be deemed to constitute a part of the Budget. Any budgetary disputes among the Parties will be referred to the Project Committee for review and consideration.

	(c)	On a monthly basis, PIDC may invoice each Party for its share of any unreimbursed costs and expenses contemplated by the Budget that have been approved by the Parties and incurred by PIDC.

	(d)	PIDC shall keep a record of the costs and expenses incurred in connection with the performance of the Evaluation Activities and shall, on a monthly basis, furnish to the Parties during the term hereof an itemized statement of such costs, together with such other information as may be reasonably necessary to describe the Evaluation Activities performed since the date of the most recent statement.

	(e)	Each Party, through its authorized representatives, shall have the right, at all reasonable times and upon twenty-four hours prior written notice to the other Parties, to inspect the books and records of the other Parties that relate to costs and expenses incurred in connection with the performance of the Evaluation Activities, provided that such inspection occurs no later than the 24th month (the "Inspection Deadline") following the month in which the applicable costs were reported as having been incurred. All costs and expenses incurred by PIDC in connection with the performance of the Evaluation Activities shall conclusively be presumed to be true and correct after the Inspection Deadline, unless a Party has notified the other Parties of detailed exceptions prior to such date. The Party conducting the inspection shall pay all costs and expenses associated with it.

	5.	Project Committee.  The Parties shall form a committee (the
"Project Committee") for the purpose of reviewing the progress and results of the Evaluation Activities, reviewing and approving the Budget and any proposed amendments or modification thereto and discussing any matters relating to proposals being considered by the Parties with respect to the Bolivia Project. The Project Committee shall consist of four persons, one appointed by each Party. Each Party shall have one vote on all matters to be decided by the Project Committee. Unless otherwise stated herein, any approval fo the Project Committee shall require the affirmative vote of three persons. Any approvals granted or decisions made by a Party's representative on the Project Committee shall be binding on such Party. PIDC will, from time to time, provide information and reports to the Project Committee regarding the progress and results of the Evaluation Activities. Unless the Parties agree otherwise, all meetings of the Project Committee will be held in Houston, Texas, at mutually agreeable times and locations

	6.	Confidentiality.  With respect to any and all data, plans,
proposals or other material related to the bidding, design, construction, operation or financing of the Bolivia Project, in each case that has been or is hereafter developed by or provided to a Party or any of its Affiliates by oro n behalf of another Party or Affiliate of a Party in connection with the Bolivia Project ("Confidential Information"), each Party shall, and shall cause its Affiliates to, use any such Confidential Information only with regard to the Bolivia Project and not for any other purpose and to hold such Confidential Information in strict confidence and not disclose same to any third party without the written consent of the members of the Project Committee. Notwithstanding the foregoing, the obligation of confidentiality shall not apply to any disclosure:

		(a)	of information that is in or enters the public domain through no fault of the receiving person or entity;

		(b)	of information that was in the possession of the receiving
person or entity prior to its receipt of similar information from another Party (or an Affiliate of a Party) in connection with the Bolivia Project;

		(c)	required by law, regulations, legal process or order of any
court or governmental body having jurisdiction;

		(d)	to a Party, lender or direct or indirect prospective purchaser of interests in the Bolivia Project, in each case provided that such person or entity has agreed in writing to be bound by use and confidentiality restrictions as least as restrictive as those set forth in this Section 6;

		(e)	to directors, officers, employees or representatives of such
Parties if such persons have been informed of the obligations set forth in this Section 6 and the Party has agreed to cause such persons to use and maintain the confidentiality of such Confidential Information only in accordance with the terms of this Section 6; or

		(f)	to any and all governmental authorities in connection with
obtaining permits for the Bolivia Project or with the investment by the Parties in the Bolivia Project.

	7.	Withrawal and Termination.  (a)  A Party may voluntarily withdraw from its participation under this Agreement for any reason by providing 5 days' prior written notice to the other Parties. Any such withdrawal shall be effective on the first business day following the expiration of such 5-day period. A Party shall be deemed to have withdrawn if following the completion of the Evaluation Activities (but prior to the deadline for submission of proposals with respect to the Bolivia Project), it is the only Party that is not in agreement with the terms of a proposal or proposals to be submitted for the Bolivia Project. In the event of a voluntary or deemed withdrawal, the withdrawing Party shall have no further rights or obligations under this Agreement except for:

		(i)	the obligation to pay its share of any costs and expenses
contemplated by the Budget and previously approved by the Parties as in effect on the effective date of such Party's withdrawal;

		(ii)	the obligation to continue to abide by the confidentiality
provisions and obligations set forth in Section 6 hereof and the obligations set forth in Section 8 hereof; and

		(iii)	any obligations or liabilities attributable to the breach by such Party of its obligations prior to the effective date of such withdrawal.

	(b)	This Agreement shall terminate on the earliest to occur of (i) the mutual agreement of all of the Parties to terminate this Agreement, (ii) the award of the Bolivia Project by the Bolivian government to a third party, (iii) the issuance by the Bolivian government of an official announcement canceling the Bolivia Project and (iv) following the completion of the Evaluation
Activities (but prior to the deadline for submission of proposals with respect to the Bolivia Project), the failure of at least 3 of the Parties to reach agreement on the terms of a proposal or proposals to be submitted. Subject to the terms of Section 7(a), this Agreement shall terminate as to a Party withdrawing pursuant to Section 7(a). If this Agreement is terminated, the rights and obligations of the Parties hereunder shall cease and be of no further force and effect, except that each Party shall continue thereafter to be liable for performance obligations, and any breach by such Party of the provisions of this Agreement, that matured or occurred prior to the date of such termination

	Right to Participate in Proposals and Exclusivity. (a) At the conclusion of the Evaluation Activities, each Party (other than a Party withdrawing pursuant to Section 7(a)) shall have the right, but not the obligation, to participate in the making of a joint proposal with respect to the Bolivia
Project on a mutually agreeable basis set forth in writing including the right, if any such proposal is successful, to participate equally (unless otherwise agreed in writing) in the equity ownership of the Bolivia Project. If a proposal submitted by the Parties is successful, it is contemplated that the Parties would form a special purpose company for the purpose of making such investment, which company would qualify as an entity with characteristics of a partnership for U.S. tax purposes, would be located in a tax efficient jurisdiction and would otherwise be structured in a manner acceptable to the Parties.

	(b)	In the event a Party (the "Non-Proceeding Party") voluntarily withdraws or is deemed to have withdrawn pursuant to Section 7(a), and all of the other Parties are willing to go forward with the Bolivia Project, then the Parties who are willing to go forward with the Bolivia Project may do so, and the Non-Proceeding Party will no longer be associated with or have any right to participate in the Bolivia Project, whether such participation is with any third parties or on its own. Upon written request of the Parties, all Confidential Information shall be promptly returned by the Non-Proceeding Party to the other Parties and the Non-Proceeding Party shall be subject to the confidentiality provisions and obligations set forth in Section 6 hereof for a period of two years following the date of such withdrawal. In the event that no Party goes forward with the Bolivia Project beyond the Evaluation Activities, there is no need to return all Confidential Information

	(c)	Without the prior written consent of all of the other Parties and except as contemplated hereunder, each Party shall not, and will cause its Affiliates not to, (i) negotiate with any person or entity or enter into any agreement or understanding with any person or entity regarding the Bolivia Project or (ii) directly or indirectly solicit, encourage or consider inquiries or proposals from any person or entity, or furnish informaiton to any person or entity, in either case regarding the Bolivia Project, except with regard to Evaluation Activities as contemplated by this Agreement. Each Party understands that the other Parties and their Affiliates are incurring substantial costs and expenses in reliance on their rights under this Agreement and that the right to participate in proposals and the right of exclusivity provided for in this Section 8 are material inducements to such Parties to enter into and perform its obligations under this Agreement.

	9.	Representations and Warranties.  Each Party represents and warrants to the other Parties that:

		(a)	It is a duly organized, validly existing entity of the type
described in the introduction to this Agreement and is in good standing under the laws of the jurisdiction of its formation.  It has all requisite power and authority to enter into and to perform its obligations under this Agreement.

		(b)	Its execution, delivery, and performance of this Agreement
have been duly authorized, and do not and will not (i) violate any law, rule, regulation, order, or decree applicable to it or (ii) violate its organizational documents.

		(c)	This Agreement is a legal and binding obligation of that
Party, enforceable against that Party in accordance with its terms, except to the extent enforceability is modified by bankruptcy, reorganization and other similar laws affecting the rights of creditors generally and by general principles of equity.

		(d)	There is no litigation or, to the best of its knowledge,
threatened to which that Party or any of its Affiliates is a party that, if adversely determined, would have a material adverse effect on the financial condition, prospects, or business of the Bolivia Project or that Party's ability to perform its obligations under this Agreement.

	10.	General.  (a)  The Parties shall act as independent contractors in the performance of any activities under this Agreement and, except as expressly provided herein, no Party shall act as agent for or partner of the other without its prior written consent. This Agreement is not intended to create a partnership or joint venture. The rights and obligations of the Parties shall be limited to those expressly set forth herin.

	(b)	Each Party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

	(c)	Each Party undertakes that neither it nor its Affiliates, nor any officer, director, shareholder, representative, employee or agent thereof has made, will make, will promise to make or will cause to be made, in connection with this Agreement, any payments, loans or gifts of any money or anything of value, directly or indirectly, (i) to or for the use or benefit of any official or employee of any government, (ii) to any political party or official or candidate thereof or (iii) to any other person either for an advance or reimbursement, if it knows that any party of such payment, loan or gift will be directly or indirectly given or paid by such other person, or will reimburse such other person for payments, gifts or loans previously made, to any governmental official or political party, or candidate or official thereof. In addition, each Party represents that it is familiar with the provisions of the Foreign Corrupt Practices Act and shall comply with such provisions.

	(d)	This Agreement and with regard to Sonat only, that certain Letter
Agreement from Sonat to PIDC dated September 15, 1995, constitutes the entire agreement between the Parties and supersedes all prior agreements or understandings with respect to the matters referred to herein. This Agreement may be modified or amended only by an instrument in writing that is signed by all of the Parties.

	(e)	Any notice or other communication required to be given under this
Agreement shall be made in writing and may be delivered by telecopier, air courier, messenger delivery or regular mail, addressed to the Party's address set forth below. Notice or communications shall be effective upon receipt during regular business hours. Any Party may, by notice in writing to the other Party in the manner specified in this Section 10(e), specify an additional person or persons to receive copies of all subsequent notices thereafter directed to such Party or to provide other addresses for any person to whom notices or communications are to be directed pursuant to this Agreement. The addresses of the Parties for purposes of this Agreement shall be as follows:

	If to PIDC:

		Panhandle International Development Corporation
		5400 Westheimer Court
		Houston, Texas  77056-5310
		Attention:  Phillip C. Grigsby, Project Manager
		Facsimile No. (713) 989-3185

	If to Sonat:

		Sonat Americas Inc.
		P.O. Box 2563
		Birmingham, Alabama  35202
		Attention:  William A. Smith, President
		Facsimile No. (205) 326-2084

	If to CNG:

		CNG Energy Services Corporation
		c/o 625 Liberty Avenue
		Pittsburgh, PA  15222
		Attention:  Ken Cuccinelli
		Facsimile No. (412) 227-1136

	If to EDEP:

		El Paso Energy Development Company
		100 North Stanton Street
		El Paso, Texas  79901
		Attention:  John Cunningham
		Facsimile No. (915) 541-5427

	(f)	Unless expressly provided herein, a delay on the part of any Party in exercising its rights hereunder or failure to exercise its rights shall not operate as a waiver of such rights. Any tacit or implicit waiver by any Party of a right or remedy hereunder in a particular instance shall not operate as a waiver of such right or remedy in any other instance or as to any other Party.

	(g)	If any provision of this Agreement is determined to be invalid or unenforceable in a jurisdiction, the invalidity or unenforceability of that provision in that jurisdiction and such determination shall not affect any other provision of this Agreement in that or any other jurisdiction. To the extent permitted by applicable law, the Parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect.

	(h)	(i)	All disputes, controversies or claims arising out of,
relating to or in conection with this Agreement, or the breach, default, termination or invalidity thereof, shall be finally determined under the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators to be appointed by the American Arbitration Association in accordance with its rules. The proceedings shall be conducted in Houston, Texas. NO PARTY SHALL BE AWARDED OR ENTITLED TO SEEK THE
RECOVERY OF PUNITIVE AND/OR CONSEQUENTIAL DAMAGES;

		(ii)	the federal and state courts located in the State of Texas
are hereby given nonexclusive jurisdiction to enter judgment upon, and to enforce, an arbitration award, and the Parties hereby expressly consent and submit to the jurisdiction of such courts;

		(iii)	each Party hereby agrees that the arbitration procedure
provided herein shall be the sole and exclusive method of resolving any of the aforesaid disputes, controversies or claims, including, without limitation, all questions, claims and other matters arising, related to or in connection with this Agreement and the transactions, agreements and instruments contemplated hereby; and

		(iv)	any monetary award of the arbitrators shall be made and shall be payable in U.S. dollars, net of any tax or deductions or reductions whatsoever.  Any such monetary award shall include interest from the date of any breach or any violation of this Agreement.  The arbitrators shall fix an appropriate rate of interest from the date of the breach or other violation to the date when the award is paid in full.

		(v)	This agreement is governed by and shall be construed in
accordance with the laws of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of the Agreement to the law of another jurisdiction.

	(i)	This Agreement shall be binding upon the Parties and their
permitted sucessors and assigns. Except as otherwise set forth herein, no Party may assign its rights or delegate its obligations or duties hereunder without the express written consent of the other Parties. Notwithstanding the prior sentence, a Party may assign to an Affiliate its rights or delegate its obligations and duties hereunder without the express written consent of the other Parties.

	(j)	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one agreement.

	IT WITNESS WHEREOF, the Parties have entered into this Agreement on the date and year first hereinabove written.

	PANHANDLE INTERNATIONAL DEVELOPMENT
	CORPORATION


	By:
	Name:
	Title:

	SONAT AMERICAS INC.


	By:
	Name:
	Title:

	EL PASO ENERGY DEVELOPMENT COMPANY


	By:
	Name:
	Title:

	CNG ENERGY SERVICES CORPORATION


	By:
	Name:
	Title: